STRATEGIC PARTNERSHIP AGREEMENT

Made and entered into by and between:-

Articulate Pty Ltd ('ARTICULATE') of Suite 401, 2 Grosvenor Street, Bondi Junction, NSW, 2022, Australia.

and

Elray Resources Inc ('ELRAY') of 3651 Lindell Road, Ste D131, Las Vegas, NV, 89103.

1. **<u>INTERPRETATION</u>**

1.1. The headings in this agreement are inserted for the purpose of convenience and reference only and shall not be used in the interpretation of, nor modify, nor amplify the terms of this agreement nor any clause herein.

1.2. In this agreement, unless a contrary intention clearly appears :

1.2.1. words importing any one gender shall include the other two genders;

1.2.2. the singular includes the plural and *visa versa*; and

1.2.3. natural persons include juristic persons and *visa versa;*

1.3. If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the agreement;

1.4. When any number of days is prescribed in this agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday, in

which case the last shall be the next succeeding day which is not a Saturday, Sunday or public holiday;

1.5. Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail;

1.6. All annexures to this agreement shall be deemed to have been incorporated herein and shall form an integral part hereof.

2. DEFINITIONS

2.1. "**Articulate**" means Articulate Pty Ltd, a company duly registered and incorporated, with limited liability, according to the Company Laws of Australia.

2.2 "**ELRAY**" means Elray Resources Inc., a company duly registered and incorporated in Nevada USA.

2.3 "**the Parties**" means **ELRAY** and **ARTICULATE** collectively and "Party" shall mean either ELRAY or **ARTICULATE**, as the context may indicate;

2.4 "**Commencement Date**" means August 1st 2016, withstanding the date of signature of this agreement;

2.5 "**Gaming Technology**" means the on-line Intellectual Property, Gaming Technology, presently owned by **ELRAY**. Such Intellectual property includes CRM systems, Payment Gateway Systems and

Back office marketing systems built specifically for e-commerce and gaming operators. The systems also allow the seamless integration of Gaming content to the aforementioned systems.

2.6 "**Services**" means the physical premises, technical staffing, management of e-Commerce and Online Gaming products, back-office, 24/7 customer support, risk and compliance and management of the payment gateways, provided by **ARTICULATE**.

2.7 "**Gaming Content**" means online proprietary games provided to gaming operators by the owners of such Content.

2.8 "**Gaming Content Usage**" means wagering multiplied by Margin %

3 PREAMBLE

3.1 **ELRAY** owns Gaming Technology

3.2 **ARTICULATE** provides Online Gaming Support and Marketing Services for online E-Commerce and Gaming companies.

3.3 **Both** parties work together to provide Services to e-Commerce and Gaming companies.

4 APPOINTMENT

ELRAY hereby appoints **ARTICULATE** and to provide Non Exclusive Services and **ARTICULATE** hereby accepts such appointment, subject to the terms and conditions contained in this agreement.

ARTICULATE hereby appoints **ELRAY** to provide the use of its IP and **ELRAY** hereby accepts such appointment, subject to the terms and conditions contained in this agreement.

5 **DURATION**

5.1 This agreement shall be binding on the Parties as from the Commencement Date and shall remain in full force indefinitely or until a period of 60 (sixty) days has lapsed and after delivery of a written notice by either Party to the other, terminating this agreement.

6. **PAYMENT**

6.1 **ELRAY** shall in exchange for the Services, pay to **ARTICULATE** on the last day of each month, a sum equivalent to USD $10,000.00 (ten thousand United States Dollars) for each month that **ARTICULATE** provides the Services.

6.2 **ARTICULATE** shall in exchange for the use of the Companies IP by Gaming operators, pay to **ELRAY** on the last day of each month, a sum based on the usage of its gaming technology equivalent to 0.5% of the Gaming Content Usage.

7. **OWNERSHIP, RIGHTS, TITLE AND INTEREST TO THE CASINO**

Ownership of and all rights, title and interest in and to the gaming content , including, without limitation, copyrights and other intellectual property rights, will remain vested with the third party content providers and nothing

contained herein shall be construed as a granting or assignment of any rights in respect of such intellectual property to **ELRAY**.

8. OBLIGATIONS OF ARTICULATE

Notwithstanding anything to the contrary contained elsewhere in this agreement, and without derogating from the provisions thereof, **ARTICULATE** shall:-

8.1 Provide monthly written reports to **ELRAY**.

8.2 Such reports will contain comprehensive statistics of all gaming content usage by clients and such reports will show all relevant statistics including but not limited to Date, Agent, Currency, Income, Amount Wagered, Gross Win, Gross Win %, Number of Games, Total Wagering, Number of Games Played, Gross Win, Number of Bets, Margin %

8.3 Such reports will be verified by third party content providers if required by ELRAY.

9. RELATIONSHIP BETWEEN THE PARTIES

Nothing in this agreement shall constitute or be deemed to constitute a partnership or agency agreement between the Parties hereto, neither Party shall have the authority to bind the other of them and both Parties undertake to conduct all dealing with each other on the basis of good faith.

10. CONFIDENTIALITY

10.1 Each Party acknowledges that it will receive confidential information from the other Party relating to pricing, technical, marketing, product and business affairs.

10.2 Each Party agrees that all confidential information of the other Party shall be held in strict confidence and shall not be disclosed or used without the written consent of the other Party.

10.3 Neither Party shall at any time, whether during the term or after the termination of this agreement, use or divulge any information obtained from one another or pursuant to the Agreement which is of a confidential or proprietary nature relating to or connected with their respective businesses and other trade secrets and proprietary information.

11 GENERAL BREACH

11.1 Should either Party commit a breach of any provision of this agreement and fail to remedy such breach within 7 (Seven) days after receiving written notice from the other Party requiring it to do so, then the Party aggrieved by such breach shall be entitled, without prejudice to its other rights in law or in terms of this Agreement, to cancel this Agreement or to claim specific performance of all of the defaulting Party's obligations whether or not such obligations would otherwise then have fallen due for performance, in either event without prejudice to the aggrieved Party's right to claim damages.

11.2 In the event of any Party breaching this agreement the defaulting party hereby indemnifies the aggrieved party against all costs, fees, charges, expenses and disbursements (including all legal costs on an indemnity basis) paid or incurred by the aggrieved party in respect of any breach or default under this Agreement and the exercise or attempted exercise of any right, power, privilege, authority or remedy of the aggrieved party under this Agreement and the defaulting party shall also indemnify the aggrieved party against any collection, commission and interest incurred by or paid by aggrieved party.

12 MATERIAL BREACH

Failure to maintain confidentiality as per item 10 will be deemed to be a material breach of this agreement and will result in immediate termination.

13 TERMINATION FOR INSOLVENCY OR BANKRUPTCY

Either party may immediately terminate this Agreement upon written notice to the other party in the event that: (a) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (c) this Agreement is assigned by such other party for the benefit of creditors.

14 WHOLE AGREEMENT

This agreement constitutes the entire contract between the Parties and the terms hereof are not capable of being varied, consensually cancelled, waived, suspended, added to or substituted save in so far as such variation, consensual cancellation, waiver, suspension, addition to or substitution is reduced to writing and signed by or on behalf of the Parties.

15. SERVICE ADDRESS OF PARTIES

15.1 Each of the parties choose as an address for the purposes of the giving of any notice, the payment of any sum, the serving of any process and for any other purposes arising from this agreement as follows:-

ELRAY :-

3651 Lindell Road, Ste D131, Las Vegas, NV, 89103, USA.

ARTICULATE :-

Suite 401, 2 Grosvenor Street, NSW, 2022, Australia

15.2 Each of the parties shall be entitled from time to time, by written notice to the other, to vary his address to any other address which is within Australia or Nevada USA which is not a postal office box;

15.3 Any notice given and any payment made by either party to the other ("The Addressee") which:-

15.3.1 is delivered by hand during the normal business hours of the addressee at the addressee's chosen domicile for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee at the time of delivery; and

15.3.2 is posted by prepaid registered post from an address within Australia or USA to the addressee at the addressee's chosen domicile for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the tenth day after the date of posting.

15.4 Any notice given by either party to the other ("The Addressee") which is sent to the addressee's chosen telefax number by telefax shall be presumed, until the contrary is proved by the addressee, to

have been received by the addressee at the time when such telefax is transmitted.

16. **WHOLE AGREEMENT**

16.1 This agreement comprises the entire agreement between the parties and no party shall be bound by any representations, warranties, promises or the like not recorded herein;

16.2 No addition to, variation of or agreed cancellation, suspension or termination of this agreement shall be of any force or effect unless in writing and signed by or on behalf of the parties;

16.3 No indulgence which either party ("the Grantor") may grant to the other ("the Grantee") shall constitute a waiver of any of the rights of the Grantor and Grantee, who shall thereby be precluded from exercising any rights against the Grantor of Grantee which may have arisen in the past or which may arise in the future and such indulgences shall be without prejudice of rights;

16.4 If any provision of this Agreement is held invalid or unenforceable for any reason, that provision will be fully severable from the remaining provisions of this Agreement and the remaining provisions are nevertheless valid and enforceable as if those of

the provisions held invalid or unenforceable were not part of this Agreement.

16.5 This Agreement shall ensure for the benefit of and be binding upon the parties, their heirs, legal or personal representatives, successors, liquidators and assigns.

17. COSTS

Articulate acknowledges that it is responsible for its own costs.

18. REPRESENTATION AND WARRANTIES

18.1 The Parties represent and warrant that they have the authority necessary to enter into this agreement and to do all things necessary to procure the fulfillment of their obligations in terms of this agreement.

18.2 No representations made by either Party to the other shall be binding or of any force or effect unless it is a clause of this agreement and this agreement supercedes all other arrangement or understandings between the Parties in respect of their dealings in respect of the product.

19. **APPLICABLE LAW**

This Agreement, and its interpretation, shall be governed by the laws of New South Wales, Australia and the parties submit to the non- exclusive jurisdiction of the courts of that State.

20. **SIGNATURE IN COUNTERPART**

This Agreement shall be capable of signature in counterparts, any of which shall be deemed to be an original but which together shall constitute one document.

THUS DONE and SIGNED at ________ on this the _____ day of ________ 2016.

____

for **ELRAY Resources Inc**

THUS DONE and SIGNED at Sydney on this the 1st day of August 2016.

____

for **Articulate** Pty Ltd